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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HITTITE MICROWAVE CORPORATION
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 HITTITE MICROWAVE CORPORATION
20 Alpha Road
Chelmsford, Massachusetts 01824

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        We invite you to attend our 2010 Annual Meeting of Stockholders, which is being held as follows:

Date:	May 6, 2010
Time:	10:00 a.m., local time
Location:	Foley Hoag LLP Suite 4000, North Entrance Bay Colony Corporate Center 1000 Winter Street Waltham, Massachusetts 02451

        At the meeting, we will ask our stockholders to:

  •
  re-elect as directors each of our seven incumbent directors, each to serve for a one-year term ending in 2011;

  •
  ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010; and

  •
  consider any other business properly presented at the meeting.

        You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on April 1, 2010 may vote at the meeting.

By order of the Board of Directors,

Robert W. Sweet, Jr. Secretary

April 6, 2010

PROXY STATEMENT
FOR THE
HITTITE MICROWAVE CORPORATION
2010 ANNUAL MEETING OF STOCKHOLDERS

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2010

        This proxy statement and our 2009 Annual Report to Stockholders are also available on the internet at http://materials.proxyvote.com/43365Y.

INFORMATION ABOUT THE MEETING

The Meeting

        The 2010 Annual Meeting of Stockholders of Hittite Microwave Corporation will be held at 10:00 a.m., local time, on Thursday, May 6, 2010 at the offices of Foley Hoag LLP, Suite 4000, North Entrance, Bay Colony Corporate Center, 1000 Winter Street, Waltham, Massachusetts 02451. At the meeting, stockholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following matters:

  •
  the re-election as directors of each of our seven incumbent directors, each to serve for a one-year term ending in 2011;

  •
  the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010; and

  •
  any other business properly presented at the meeting.

This Proxy Solicitation

        We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

  •
  This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

  •
  The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

        We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

        We will mail this proxy statement and the enclosed proxy card to stockholders for the first time on or about April 6, 2010. In this mailing, we will include a copy of our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009 (excluding exhibits), as filed with the Securities and Exchange Commission.

Who May Vote

        Holders of record of our common stock at the close of business on April 1, 2010 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

        A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Chief Financial Officer, William W. Boecke, at our offices located at 20 Alpha Road, Chelmsford, Massachusetts 01824, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:30 p.m., local time, on any business day from April 26, 2010 to the time of the annual meeting.

 How to Vote

        You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on April 1, 2010, the record date for the meeting. You may vote your shares at the meeting in person or by proxy.

  •
  To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

  •
  To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the re-election of each of our incumbent directors and FOR the ratification of our independent registered public accounting firm. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner.

        If you vote by proxy, you may revoke your proxy at any time before it is exercised by taking one of the following actions:

  •
  sending written notice to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

  •
  voting again by proxy on a later date; or

  •
  attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

        If the shares you own are held in "street name" by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of providing voting instructions over the Internet or by telephone, directions for which would be provided by your brokerage firm on your vote instruction form.

        Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to "routine" proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Starting this year, the election of directors is a "non-routine" proposal. If you do not instruct your broker how to vote with respect to the election of directors, your broker will not vote with respect to this proposal and those votes will be counted as "broker non-votes." "Broker non-votes" are shares that are held in "street name" by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

        The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm is considered to be a routine item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

        If a broker or nominee holds shares of our common stock in "street name" for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted in the election of directors, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

 Quorum Required to Transact Business

        At the close of business on April 1, 2010, 30,227,912 shares of common stock were outstanding. Our by-laws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

        If you and other residents at your mailing address own shares of common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2009 Annual Report. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and our 2009 Annual Report unless you provided our transfer agent with contrary instructions.

        This practice, known as "householding," is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our 2009 Annual Report by sending a written request to Hittite Microwave Corporation, attention William W. Boecke, Chief Financial Officer, 20 Alpha Road, Chelmsford, Massachusetts 01824, or by calling Mr. Boecke at (978) 250-3343. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by contacting your broker or by calling (800) 542-1061 or writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling (800) 937-5449 or writing to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

 PROPOSAL 1:    ELECTION OF DIRECTORS

        The first proposal on the agenda for the meeting is the election of seven persons to serve as directors. The term of each director elected at our 2010 annual meeting of stockholders will begin at the meeting and end at our 2011 annual meeting of stockholders, or, if later, when the director's successor has been elected and has qualified.

Nominees for Election

        The following table sets forth certain information as of April 6, 2010 regarding our seven incumbent directors, each of whom has been nominated for re-election.

Name	Age	Position
Stephen G. Daly	44	Chairman of the Board, President and Chief Executive Officer
Ernest L. Godshalk	64	Director(1)
Rick D. Hess	56	Director(2)
Adrienne M. Markham	58	Director(3)
Brian P. McAloon	59	Director(4)
Cosmo S. Trapani	71	Director(5)
Franklin Weigold	71	Director(6)

(1)
Member of the Audit and Compensation Committees

(2)
Chairman of the Nominating and Corporate Governance Committee and member of the Audit Committee

(3)
Member of the Compensation and Nominating and Corporate Governance Committees

(4)
Member of the Compensation and Nominating and Corporate Governance Committees

(5)
Chairman of the Audit Committee

(6)
Chairman of the Compensation Committee, member of the Nominating and Corporate Governance Committee and Lead Director.

        Stephen G. Daly has served as our President since January 2004, and as our Chief Executive Officer since December 2004. He has served as a member of our board of directors since January 2004, and as our Chairman since December 2005. Since joining Hittite in 1996, Mr. Daly has held various positions, including Applications Engineer, Principal Sales Engineer, Director of Sales and Director of Marketing. From 1992 to 1996, Mr. Daly held sales management positions at Alpha Industries and M/A-COM, which were engaged in the development and manufacture of RF and microwave semiconductors. From 1988 to 1992, Mr. Daly held various microwave design engineering positions at Raytheon's Missile Systems Division and Special Microwave Device Operations Division. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University. We believe that Mr. Daly's educational background in electrical engineering and microwave circuit design, his professional experience as a microwave design engineer and as a sales and marketing executive, and his extensive knowledge of our company's history and culture, its products, technology and personnel, and its markets and customers, qualify him to serve as a member of our board of directors.

        Ernest L. Godshalk has served as a member of our board of directors since 2008. Mr. Godshalk is Managing Director of ELGIN Management Group, a private investment company. From 2001 until his retirement in 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a manufacturer of semiconductor processing equipment. Previously, he served as Varian's Vice President and Chief Financial Officer. He is a director, chairman of the audit committee and a member of the nominating and governance committee of Verigy Ltd. and is a director, member of the audit committee and chairman of the compensation committee of GT Solar International Inc. Mr. Godshalk received his B.A. from Yale University in 1967 and his M.B.A. from Harvard University in 1969. We believe that Mr. Godshalk's educational background in management, accounting and finance, his extensive knowledge of our industry, gained from his employment as a senior operating executive and chief financial officer of public companies engaged in businesses similar to ours, and his experience as a director of other public companies qualify him to serve as a member of our board of directors.

        Rick D. Hess has served as a member of our board of directors since 2005. Mr. Hess has served as President and Chief Operating Officer of Konarka Technologies, Inc., a developer of photovoltaic cells on plastic, since 2006. Mr. Hess served as President and Chief Executive Officer of Integrated Fuel Cell Technologies, Inc., or IFCT, a developer of fuel cell systems, from 2004 to 2006. IFCT filed a petition for voluntary bankruptcy in the U.S. Bankruptcy Court for the District of Delaware on April 12, 2007. From 1999 to 2004, Mr. Hess served as President of M/A-COM. Mr. Hess received a B.S. in Electrical Engineering from Purdue University and an M.S. in Electrical Engineering from Johns Hopkins University. We believe that Mr. Hess's educational background in electrical engineering, his extensive knowledge of our industry, gained from his employment as a senior operating executive of public and private semiconductor companies, and the skills, judgment and experience he has accumulated in these capacities and as a chief executive officer qualify him to serve as a member of our board of directors.

        Adrienne M. Markham has served as a member of our board of directors since 2008. Ms. Markham has been a director at the law firm of Goulston & Storrs, a Professional Corporation since 1991. Ms. Markham has over 25 years of experience focusing on employment and corporate litigation. She has been an advisor to several bio-science and bio-tech firms. Ms. Markham received a B.S. in Education from Boston University and a J.D. from Suffolk University Law School. We believe that Ms. Markham's educational background and professional training as an attorney, her knowledge and experience in the fields of litigation and employment law and her work as an advisor to other technology-based businesses qualify her to serve as a member of our board of directors.

        Brian P. McAloon has served as a member of our board of directors since 2008. Mr. McAloon was until March 2008 Group Vice President of the DSP and Systems Products Group of Analog Devices, Inc., a provider of semiconductors for high performance signal processing applications, a position he held since 2001. He also served in a number of other roles at Analog Devices, including Vice President, Sales, Vice President, Sales and Marketing—Europe and Southeast Asia and General Manager, Analog Devices, B.V. Mr. McAloon received his B.Sc. in Electronics and Electrical Engineering from Glasgow University. We believe that Mr. McAloon's educational background in electrical engineering, his extensive knowledge of our industry, and the skills, knowledge and judgment accumulated through his long tenure as a senior operating and sales executive of a public company that is engaged in a business similar to ours qualify him to serve as a member of our board of directors.

        Cosmo S. Trapani has served as a member of our board of directors since 2000. From 2000 to 2002, Mr. Trapani served as Vice President and Chief Financial Officer of PRI Automation, Inc. From 1999 to 2000, Mr. Trapani was Senior Vice President and Chief Financial Officer at Circor International, Inc., a manufacturer of fluid control systems. From 1990 to 1998, Mr. Trapani was Executive Vice President and Chief Financial Officer of Unitrode Corporation, a manufacturer of analog and mixed-signal integrated circuits. Prior to Unitrode Mr. Trapani was Vice President Finance for Instron Corporation, a testing products company, and Corporate Controller and General Manager of Computervision CAD/CAM Division, an integrated computer systems company. Mr. Trapani was a member of the board of directors and Chairman of the audit committee of Ibis Technology, a manufacturer of equipment for the semiconductor industry, until its dissolution in February 2009. Mr. Trapani is a Certified Public Accountant and has been a member of various societies including

AICPA, Massachusetts Society of CPAs, Board of Directors of Massachusetts Society of CPAs, and Chapter President of IMA. Mr. Trapani received a B.S. from Boston College and was a Commanding Officer in the U.S. Army. We believe that Mr. Trapani's educational background in accounting and finance, his professional experience and certification as a public accountant, his knowledge of the semiconductor, semiconductor equipment, and other technology-based industries and the skills, knowledge and judgment accumulated through his service as a chief financial officer of a number of public companies qualify him to serve as a member of our board of directors.

        Franklin Weigold has served as a member of our board of directors since 2003. From 1999 to 2003, Mr. Weigold served as Vice President and General Manager of the Micromachined Products Division of Analog Devices, Inc., and from 1992 to 1999 was Vice President and General Manager of its Transportation and Industrial Products Division. Prior to joining Analog Devices, Mr. Weigold served as President and Chief Operating Officer of Unitrode Corporation. Previously, he was President of Silicon General Inc. Mr. Weigold also serves on the board of directors of privately held Enpirion, Inc. and Siimpel Corporation. Mr. Weigold received a B.S. in Electrical Engineering from Michigan Technological University and an M.B.A. from the University of Pittsburgh. We believe that Mr. Weigold's educational background in electrical engineering and his extensive knowledge of our industry, gained from his employment as a senior operating executive of public and private semiconductor companies engaged in businesses similar to ours, qualify him to serve as a member of our board of directors.

        If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the board of directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

        The seven nominees receiving the greatest numbers of votes cast will be elected as directors. Brokers may not vote shares they hold for you in the election of directors, unless they receive timely voting instructions from you. We will not count votes withheld or broker non-votes as having been cast for the election of a director.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF MS. MARKHAM AND MESSRS. DALY, GODSHALK, HESS, McALOON, TRAPANI AND WEIGOLD AS DIRECTORS.

 PROPOSAL 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        PricewaterhouseCoopers LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements and internal control over financial reporting for the year ended December 31, 2009. Our audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2010, and to conduct audits of our consolidated financial statements and of our internal control over financial reporting, for the year ending December 31, 2010.

        Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our shareholders. However, our audit committee has recommended that the board of directors submit this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Hittite and our shareholders.

        In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

 OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

        The members of our board of directors are elected annually at our annual meeting of stockholders. Other than Mr. Daly, all of our directors are independent within the meaning of the applicable rules of the SEC and The Nasdaq Stock Market, LLC. Specifically, our board of directors has determined that each of Ms. Markham and Messrs. Godshalk, Hess, McAloon, Trapani and Weigold is an independent director.

        Since December 2005, our chief executive officer, Stephen G. Daly, has served as the chairman of our board of directors. Previously our founder, Dr. Yalcin Ayasli, was chairman of the board. Our board does not have a formal policy regarding whether the same person should serve as both the chief executive officer and chairman of the board and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for our company from time to time.

        In November 2009, our board of directors established the new position of lead director. Our lead director is a non-employee director, appointed by the board, whose responsibilities are to:

  •
  Preside over board meetings in the absence of the chairman and lead executive sessions of the board (i.e., sessions without management present);

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  Act as a liaison between the independent directors and the chairman and facilitate discussions among the independent directors on key issues and concerns outside of board meetings (without limiting the ability of any independent director to communicate directly with the chairman); and

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  Work with the chairman to set an appropriate calendar of board meetings and develop the agendas for board meetings.

        We believe that our current board leadership structure, with Mr. Daly serving as both chief executive officer and board chairman, is appropriate and in the interest of our stockholders in light of Mr. Daly's experience and effectiveness in serving in these roles, the efficiencies of having the chief executive officer also serve in the role of chairman and our strong corporate governance structure, including the fact that all of our other directors are independent. We believe that by having Mr. Daly serve as our chairman we benefit from his extensive knowledge of our company's history and culture, its products, technology and personnel, its markets and customers, and its operations in setting the agenda for meetings of our board, bringing relevant information to the attention of the directors and facilitating discussion of important strategic and operational issues. His combined role also enables decisive leadership, ensures clear accountability, and enhances our ability to communicate clearly and consistently to our stockholders, employees, customers and suppliers.

        Our purpose in establishing the lead director position was to facilitate communications between the independent directors and the chairman and thereby assist both him and the independent directors in more efficiently and effectively performing their respective roles. Our lead director has no role in the management or operations of the company, does not establish company policy or strategy and, except as directed by the board, does not act as a spokesman for the company. Annually, the independent directors will consider the role and designation of the lead director. In November 2009 our board appointed Franklin Weigold to serve as lead director. Mr. Weigold will serve in that capacity until the annual meeting of stockholders in 2010 and thereafter until his successor is appointed.

Committees of the Board of Directors

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which are the only standing committees of the board of directors.

        Audit committee.    The current members of our audit committee are Mr. Trapani, who serves as Chairman, Mr. Godshalk and Mr. Hess. Our board of directors has determined that each member of the audit committee is an independent director, and that Mr. Trapani qualifies as an "audit committee financial expert," as defined by applicable rules of the SEC and The Nasdaq Stock Market, LLC. The audit committee assists our board of directors in its oversight of:

  •
  the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

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  the qualifications and independence of our independent registered public accounting firm; and

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  the performance of our independent registered public accounting firm.

        The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm. During the year ended December 31, 2009, our audit committee met in person or by telephone nine times. You can find a copy of the charter of our audit committee in its current form, as approved by our board of directors, through the Investors page of our website at www.hittite.com.

        Compensation committee.    The current members of our compensation committee are Mr. Weigold, who serves as Chairman, Ms. Markham and Messrs. Godshalk and McAloon, each of whom is an independent director. The compensation committee:

  •
  approves the compensation and benefits of our executive officers;

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  reviews and makes recommendations to the board of directors regarding benefit plans and programs for employee compensation; and

  •
  administers our equity compensation plans.

        During the year ended December 31, 2009, our compensation committee met in person or by telephone five times. Prior to 2010, our compensation committee charter provided that the committee would make recommendations concerning executive officer compensation, subject to approval by the full board of directors. In February 2010, our compensation committee charter was amended to delegate to the committee authority to approve the compensation and benefits of our executive officers, without separate board approval. You can find a copy of the charter of our compensation committee in its current form, as approved by our board of directors, through the Investors page of our website at www.hittite.com.

        Nominating and corporate governance committee.    The current members of our nominating and corporate governance committee are Mr. Hess, who serves as Chairman, and Mr. McAloon, Ms. Markham and Mr. Weigold, each of whom is an independent director. The nominating and corporate governance committee:

  •
  identifies individuals qualified to become board members;

  •
  recommends nominations of persons to be elected to the board; and

  •
  advises the board of directors regarding appropriate corporate governance policies and assists the board in adopting and implementing them.

        During the year ended December 31, 2009, our nominating and corporate governance committee met once. You can find a copy of the charter of our nominating and corporate governance committee in its current form, as approved by our board of directors, through the Investors page of our website at www.hittite.com.

Board Role in Risk Oversight

        Our board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report on their deliberations to the board. The oversight responsibility of the board and its committees is enabled by management reporting to the board about the identification, assessment and management of critical risks and management's risk mitigation strategies. We believe that our board's ability to discharge its risk oversight is enhanced by the service of our chief executive officer as chairman of the board and by our institution of the role of lead director.

        The board and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan and five-year strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning.
Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.
Nominating and Corporate Governance Committee	Risks and exposures relating to our corporate governance; and director succession planning.
Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee during the year ended December 31, 2009 has ever been employed by us or had any relationship requiring disclosure herein pursuant to Item 404 of Regulation S-K. During 2009, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee or board of directors.

 Director Compensation

        Mr. Daly, who is employed by us, receives no separate compensation for his services as a director or as chairman of the board. Our non-employee directors receive cash fees and equity-based compensation in the form of awards under our 2005 Stock Incentive Plan, as follows:

  •
  each non-employee director receives an annual cash fee in the amount of $15,000;

  •
  our lead director receives an additional cash fee in the amount of $20,000;

  •
  the chairperson of each of our board committees receives an additional cash fee as follows: audit committee chair, $10,000; compensation committee chair, $8,000; and nominating and corporate governance committee chair, $8,000; and

  •
  each other member of a board committee receives an additional annual cash fee of $8,000 for each committee.

        The cash fees described above are paid quarterly in arrears. Non-employee directors are also reimbursed upon request for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the board and of committees on which they serve.

        Each non-employee director who is first elected to the board, or who is elected to an additional one-year term at any annual meeting of stockholders, receives upon such election a restricted stock award of a number of shares of our common stock, fixed on the date of grant, that has a fair market value on the date of grant equal to $61,500. Each such restricted stock award vested on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders.

        The aggregate annual amount of cash fees and dollar value at the date of grant of the stock awards received by our non-employee directors, have not changed materially since 2007.

        The following table provides information concerning the compensation earned by each person, other than Mr. Daly, who served as a member of our board of directors during 2009. See "Executive Compensation" for a discussion of the compensation of Mr. Daly.

DIRECTOR COMPENSATION FOR 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ernest L. Godshalk	31,000	61,508	424	92,932
Rick D. Hess	31,000	61,508	—	92,508
Adrienne M. Markham	29,000	61,508	—	90,508
Brian P. McAloon	31,000	61,508	—	92,508
Cosmo S. Trapani	25,000	61,508	4,309	90,817
Franklin Weigold	33,500	61,508	876	95,884

(1)
Consists $15,000 of annual director's fees and, for Mr. Godshalk, $16,000 for his services as a member of our audit and compensation committees; for Mr. Hess, $16,000 for his services as a member of our audit committee and chairman of our nominating and corporate governance committee; for Ms. Markham, $14,000 for her services as a member of our compensation committee and our nominating and corporate governance committee; for Mr. McAloon, $16,000 for his services as a member of our compensation committee and our nominating and corporate governance committee; for Mr. Trapani, $10,000 for his services as chairman of our audit committee; and for Mr. Weigold, $18,500 for his services as our lead director and a member of our nominating committee and chairman of our compensation committee.

(2)
Represents the grant date fair value of restricted stock awards of 1,799 shares of common stock made in May 2009 to each non-employee director under our 2005 Stock Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718").

(3)
Consists of reimbursement for travel and other out-of-pocket expenses incurred by the directors in connection with their attendance at meetings of the board and of committees on which they serve.

Meetings of the Board of Directors

        Our board of directors met in person or by telephone eight times during 2009. No director attended fewer than 75% of the aggregate number of meetings of the board of directors and of any committee of the board on which he or she served in 2009.

Policy Regarding Board Attendance

        Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so. Each of our directors attended the 2009 annual meeting of stockholders.

Director Candidates and Selection Process

        Our nominating and corporate governance committee, in consultation with our Chairman of the Board and Chief Executive Officer, is responsible for identifying and reviewing candidates to fill open positions on the board, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the board or otherwise, and recommending to our full board candidates for nomination for election to the board. In recommending new directors, the committee will consider any requirements of applicable law or listing standards, a candidate's strength of character, judgment, business experience and specific area of expertise, considerations of diversity, factors relating to the composition of the board (including its size and structure), and such other factors as the committee deems to be appropriate. The goal of the committee is to assemble a board that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee our business. The committee is responsible for reviewing from time to time the appropriate skills and characteristics required of board members in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, sales, financial reporting and other areas that contribute to an effective board.

        The committee considers diversity, which it views broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender, as one of a number of factors in identifying nominees for director. The committee has not adopted any formal policy, guidelines or procedures with respect to the consideration of diversity in the nominating process.

        Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating and corporate governance committee, c/o Secretary, Hittite Microwave Corporation, 20 Alpha Road, Chelmsford, Massachusetts 01824. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve on our board if elected. As part of this responsibility, the committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the board and such candidate's compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards.

Communications with our Board of Directors

        Stockholders wishing to communicate with our board should send correspondence to the attention of the Chairman of the Board, c/o Hittite Microwave Corporation, 20 Alpha Road, Chelmsford, Massachusetts 01824, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. The chairman will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board or a committee of the board. The chairman will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to the chairman, our board may elect to adopt more elaborate screening procedures.

Code of Ethics

        We have adopted a code of business conduct and corporate ethics policy that applies to all of our directors and employees, including our chief executive officer, chief financial officer and other executive officers. Our code of ethics includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping, accounting records, the reporting of illegal or unethical behavior and the reporting of accounting concerns. Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the board of directors. The code of ethics is posted under "Investors—Governance Policies—Code of Business Conduct and Corporate Ethics Policy" on our website at www.hittite.com.

 Executive Officers

        The following table sets forth certain information regarding our executive officers as of April 6, 2010.

Name	Age	Position
Stephen G. Daly	44	Chairman of the Board, President and Chief Executive Officer
William W. Boecke	58	Vice President, Chief Financial Officer and Treasurer
Everett N. Cole III	48	Vice President of Hybrid Manufacturing
William D. Hannabach	47	Vice President of Global Operations
Norman G. Hildreth, Jr.	47	Vice President
Dong Hyun (Thomas) Hwang	46	Vice President of Sales
Brian J. Jablonski	50	Vice President, Operations
Michael A. Olson	49	Vice President

        Stephen G. Daly has served as our President since January 2004, and as our Chief Executive Officer since December 2004. He has served as a member of our board of directors since January 2004 and as our Chairman since December 2005. Since joining Hittite in 1996, Mr. Daly has held various positions, including Applications Engineer, Principal Sales Engineer, Director of Sales and Director of Marketing. From 1992 to 1996, Mr. Daly held sales management positions at Alpha Industries and M/A-COM, which are RF and microwave semiconductor companies. From 1988 to 1992, Mr. Daly held various microwave design engineering positions at Raytheon's Missile Systems Division and Special Microwave Device Operations Division. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University.

        William W. Boecke has served as our Vice President, Chief Financial Officer and Treasurer since March 2001. From 1997 to 2001, Mr. Boecke served as Vice President, Corporate Controller of PRI Automation, Inc., a supplier of semiconductor manufacturing automation systems. From 1991 to 1997, Mr. Boecke served as Director of Finance of LTX Corporation, a developer of automated semiconductor test equipment. Mr. Boecke received a B.S. from St. John's University and an M.B.A. from Boston College, and is a Certified Public Accountant.

        Everett N. Cole III has served as our Vice President of Hybrid Manufacturing since January 2010. From October 1997 to January 2010, Mr. Cole served as our Director of Quality. From 1985 until joining Hittite in 1997, Mr. Cole held various quality engineering positions at Raytheon's Missile Systems Division. Mr. Cole received a B.S. in Electrical Engineering and an M.S. in Manufacturing Management Science from the University of Massachusetts at Lowell.

        William D. Hannabach has served as our Vice President of Global Operations since January 2010. From January 2008 to January 2010, Mr. Hannabach served as our Director of Operations and from February 2005 to January 2008, he served as our Director of Programs. From 2003 to 2005, Mr. Hannabach was a Global Supply Chain Strategy Program Manager at GE Healthcare. From 2000 to 2003, Mr. Hannabach was the Director of Project Management at the Surface Mount Division of Universal Instruments, a capital equipment manufacturer for the printed wire board industry. From 1985 to 2000, Mr. Hannabach held various program and operations management positions at Lockheed Martin Corporation and GE Aerospace. Mr. Hannabach received a B.S. in Mechanical Engineering from The Pennsylvania State University and an M.B.A. from Boston University.

        Norman G. Hildreth, Jr. has served as Vice President since January 2010, managing research and development engineering. From January 2004 to January 2010, Mr. Hildreth served as our Vice President of Sales and Marketing, and from February 2002 to January 2004, he served as our Director of Product Development. He was employed by Sirenza Microdevices, a designer and supplier of RF components, from August 2000 to February 2002, as Vice President, Wireless Products, and Director of

Fixed Wireless Products. From February 1992 to August 2000, Mr. Hildreth held various positions at Hittite including Director of Marketing, Director of Sales, Engineering Sales Manager and Senior Engineer. From 1985 to 1992 he held design engineering positions at Adams-Russell, M/A-Com and ST Olektron. Mr. Hildreth received a B.S. in Electrical Engineering from the University of Massachusetts at Dartmouth.

        Dong Hyun (Thomas) Hwang has served as our Vice President of Sales since January 2010. From April 2004 to December 2009, Mr. Hwang served as our Director of Sales and from January 2002 to March 2004, he served as our Asia-Pacific Regional Sales Manager. From 1997 to 2002, Mr. Hwang served as Country Manager for Korea for M/A-COM. Mr. Hwang received a B.S in Electrical Engineering from Lehigh University and an M.S. in Electrical Engineering from Lehigh University.

        Brian J. Jablonski has served as our Vice President of Operations since December 2005. From May 2004 to December 2005, Mr. Jablonski served as our Director of Operations. From 2003 until joining Hittite in 2004, Mr. Jablonski served as a Capital Planning Manager at Allegro Microsystems Corp., a supplier of advanced mixed signal power IC semiconductors. From 2000 to 2003, he served as Materials Manager at M/A-Com and as the Director of Operations at Trebia Networks, a developer of storage networking applications. From 1986 to 2000, he served in a number of management positions, including Director of Materials, for Unitrode Integrated Circuits, a manufacturer of analog and mixed signal integrated circuits. Mr. Jablonski received a B.S. in Industrial Management from Northeastern University and an M.B.A. from New Hampshire College.

        Michael A. Olson has served as Vice President since January 2010, managing research and development engineering. From January 2008 to January 2010, Mr. Olson served as our Vice President of Engineering. From March 1996 to January 2008, Mr. Olson held various positions at Hittite including Director of IC Engineering, Director of Product Development, Sales Engineer and Applications Manager. From 1985 to 1996, Mr. Olson held various design engineering positions at Raytheon's Microwave and Power Tube Division and Raytheon's Special Microwave Device Operations Division. Mr. Olson received a B.S. in Electrical Engineering from Lehigh University.

Executive Compensation

        The following table summarizes the compensation earned during the fiscal year ended December 31, 2009 by our chief executive officer, our chief financial officer, who is our principal financial officer, and by each of our other executive officers who were in office at December 31, 2009, whom we refer to in this proxy statement as our "named executive officers."

        The compensation of our executive officers is discussed periodically by the compensation committee of our board of directors throughout the year, and is formally reviewed and acted upon by the committee on an annual basis, in two stages. Prior to year end, salaries for the next year are approved. Discretionary cash bonuses for the completed fiscal year, which we refer to in this proxy statement as the "performance year," and long-term equity-based incentive compensation, are generally approved during the first quarter following completion of the performance year. However, in 2008, restricted stock awards for the 2008 performance year were awarded in December 2008 rather than in the first quarter of 2009. As a result, the stock awards reported below for each executive officer in 2008 include both an award made in February 2008 for the 2007 performance year as well as an award made in December 2008 reflecting performance in 2008. For 2009 we made our decisions regarding long-term equity-based incentive compensation during the first quarter following the end of the performance year. Awards for the 2009 performance year were made in February 2010, and thus no restricted stock awards are reported for 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(1)(3)		All Other Compensation ($)(4)		Total ($)(1)
Stephen G. Daly,	2009	315,794	—	—	(5)	9,370	(6)	325,164
President and Chief
Executive Officer	2008	284,242	80,000	347,500	(7)	27,031	(8)	738,773
				897,600	(9)			897,600

								1,636,373
	2007	266,227	75,000	13,244		23,923	(10)	378,394
William W. Boecke,	2009	230,731	—	—	(5)	14,041	(11)	244,772
Vice President, Chief
Financial Officer and	2008	221,692	55,000	347,500	(7)	27,499	(12)	651,691
Treasurer				598,400	(9)			598,400

								1,250,091
	2007	212,816	50,000	10,570		26,927	(13)	300,313
Norman G. Hildreth, Jr.,	2009	230,731	—	—	(5)	15,281	(14)	246,012
Vice President
	2008	221,693	55,000	347,500	(7)	29,203	(15)	653,396
				598,400	(9)			598,400

								1,251,796
	2007	212,816	50,000	10,570		26,307	(16)	299,693
Brian J. Jablonski,	2009	212,631	—	—	(5)	12,925	(17)	225,556
Vice President, Operations
	2008	201,541	35,000	260,625	(7)	27,838	(18)	525,004
				448,800	(9)			448,800

								973,804
	2007	185,712	30,000	9,213		26,104	(19)	251,029
Michael A. Olson,	2009	210,314	—	—	(5)	11,383	(20)	221,697
Vice President
	2008	189,616	30,000	260,625	(7)	23,925	(21)	504,166
				598,400	(9)			598,400

								1,102,566
	2007	166,131	18,000	7,979		22,032	(22)	214,142

(1)
Stock awards reported for each executive officer in 2008 include both an award made in February 2008 on account of the 2007 performance year as well as an award made in December 2008 reflecting performance in 2008. No restricted stock awards were made in 2009. Awards on account of the 2009 performance year were made in February 2010. See note 5.

(2)
Amounts consist of discretionary cash bonuses awarded to each named executive officer for the year in question. No cash bonus was awarded to any executive officer for 2009.

(3)
Amounts shown represent the grant date fair value of restricted stock awards made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. As required by applicable SEC rules, awards are reported in year of grant. Restricted stock awards reported for 2008 include both an award made in February 2008 on account of the 2007 performance year as well as an award made in December 2008 reflecting performance in 2008. Awards on account of the 2009 performance year were made in February 2010. See note 5.

(4)
Except as described in the following footnotes, our named executive officers did not receive or earn any other perquisites, personal benefits or property as compensation for their services in 2009, 2008 or 2007. Reported compensation is valued on the basis of its aggregate incremental cost to us.

(5)
Restricted stock awards to our executive officers on account of the 2009 performance year were approved in February 2010, with fair values at the date of grant as follows:

Name	Stock Awards ($)
Stephen G. Daly	1,672,000
William W. Boecke	1,254,000
Norman G. Hildreth, Jr.	1,254,000
Brian J. Jablonski	627,000
Michael A. Olson	1,045,000
(6)
Amount consists of (i) a $3,641 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance of $5,609, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Daly.

(7)
Represents restricted stock award granted on February 28, 2008 on account of the 2007 performance year.

(8)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance of $9,911, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Daly, and (iv) a contribution of $1,500 paid by us to our profit sharing plan for the account of Mr. Daly.

(9)
Represents restricted stock award granted on December 12, 2008 on account of the 2008 performance year.

(10)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance of $7,303, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Daly and (iv) a contribution of $1,000 paid by us to our profit sharing plan for the account of Mr. Daly.

(11)
Amount consists of (i) a $3,488 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) $10,432 of costs associated with an automobile leased by us and used by Mr. Boecke, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Boecke.

12)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) an automobile allowance of $10,379, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Boecke, and (iv) a contribution of $1,500 paid by us to our profit sharing plan for the account of Mr. Boecke.

(13)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) $10,307 of costs associated with an automobile leased by us and used by Mr. Boecke, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Boecke and (iv) a contribution of $1,000 paid by us to our profit sharing plan for the account of Mr. Boecke.

(14)
Amount consists of (i) a $2,791 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) $12,370 of costs associated with an automobile leased by us and used by Mr. Hildreth, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hildreth.

(15)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) an automobile allowance of $12,083, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hildreth, and (iv) a contribution of $1,500 paid by us to our profit sharing plan for the account of Mr. Hildreth.

(16)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) $9,687 of costs associated with an automobile leased by us and used by Mr. Hildreth, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hildreth and (iv) a contribution of $1,000 paid by us to our profit sharing plan for the account of Mr. Hildreth.

(17)
Amount consists of (i) a $2,545 contribution paid by us to our 401(k) Plan for the account of Mr. Jablonski, (ii) $10,260 of costs associated with an automobile leased by us and used by Mr. Jablonski, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Jablonski.

(18)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Jablonski, (ii) an automobile allowance of $10,718, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Jablonski, and (iv) a contribution of $1,500 paid by us to our profit sharing plan for the account of Mr. Jablonski.

(19)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Jablonski, (ii) $9,484 of costs associated with an automobile leased by us and used by Mr. Jablonski, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Jablonski and (iv) a contribution of $1,000 paid by us to our profit sharing plan for the account of Mr. Jablonski.

(20)
Amount consists of (i) a $3,214 contribution paid by us to our 401(k) Plan for the account of Mr. Olson, (ii) an automobile allowance of $8,049, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Olson.

(21)
Amount consists of (i) a $13,782 contribution paid by us to our 401(k) Plan for the account of Mr. Olson, (ii) an automobile allowance of $8,523, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Olson, and (iv) a contribution of $1,500 paid by us to our profit sharing plan for the account of Mr. Olson.

(22)
Amount consists of (i) a $13,783 contribution paid by us to our 401(k) Plan for the account of Mr. Olson, (ii) an automobile allowance of $7,129, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Olson and (iv) a contribution of $1,000 paid by us to our profit sharing plan for the account of Mr. Olson.

        No restricted stock awards were made to our executive officers in 2009. Restricted stock awards on account of the 2009 performance year were approved in February 2010.

GRANTS OF PLAN-BASED AWARDS IN 2009

Name	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Stephen G. Daly	—	—	—
William W. Boecke	—	—	—
Norman G. Hildreth, Jr.	—	—	—
Brian J. Jablonski	—	—	—
Michael A. Olson	—	—	—

(1)
Restricted stock awards to our executive officers on account of the 2009 performance year were approved on February 24, 2010. Each restricted stock award vests over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant, subject to partial acceleration in the event of a change in control of our company. The fair values of these awards at the date of grant were follows:

Name	Stock Awards ($)
Stephen G. Daly	1,672,000
William W. Boecke	1,254,000
Norman G. Hildreth, Jr.	1,254,000
Brian J. Jablonski	627,000
Michael A. Olson	1,045,000

        The following table provides certain information about outstanding equity awards held by our named executive officers at December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Stephen G. Daly	—	50,000	17.00	07/21/2015
					432	(3)	17,613
					250	(4)	10,913
					6,667	(5)	271,814
					322	(6)	13,128
					10,000	(7)	407,700
					30,000	(8)	1,223,100
William W. Boecke	58,030	—	5.34	03/01/2011
	25,000	50,000	17.00	07/21/2015
					376	(3)	15,330
					200	(4)	8,154
					3,334	(5)	135,927
					257	(6)	10,478
					10,000	(7)	407,700
					20,000	(8)	815,400
Norman G. Hildreth		50,000	17.00	07/21/2015
					353	(3)	14,392
					200	(4)	8,154
					3,334	(5)	135,927
					257	(6)	10,478
					10,000	(7)	407,700
					20,000	(8)	815,400
Brian J. Jablonski	16,666	33,334	17.00	07/21/2015
					235	(3)	9,581
					160	(4)	6,523
					3,334	(5)	135,927
					224	(6)	9,132
					7,500	(7)	305,775
					15,000	(8)	611,550
Michael A. Olson	—	13,334	17.00	07/21/2015
					253	(3)	10,315
					138	(4)	5,626
					1,334	(5)	54,387
					194	(6)	7,909
					7,500	(7)	305,775
					20,000	(8)	815,400

(1)
Options expiring on July 21, 2015 were awarded at the time of our initial public offering in July 2005. Of these, Mr. Daly's option vested in full on January 1, 2010 and the other named executive officers' options vest on July 21, 2010.

(2)
The market value of these unvested shares of restricted stock is based on the closing price of our common stock on December 31, 2009 of $40.77.

(3)
All of these shares vest in full on July 21, 2010.

(4)
All of these shares vest in full on July 21, 2011.

(5)
All of these shares vest in full on December 14, 2011.

(6)
One-third of these shares vest on August 7, 2010, and the remaining shares vest on August 7, 2012.

(7)
One-third of these shares vest on February 28, 2011, and the remaining shares vest on February 28, 2013.

(8)
One-third of these shares vest on December 12, 2011, and the remaining shares vest on December 12, 2013.

        The following table provides certain information about stock option exercises by our named executive officers and vesting of restricted stock awards held by them during the fiscal year ended December 31, 2009.

OPTION EXERCISES AND STOCK VESTED FOR 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen G. Daly	50,000	947,912	3,457	134,349
William W. Boecke	60,000	1,831,765	1,765	68,546
Norman G. Hildreth, Jr.	25,000	473,956	1,765	68,546
Brian J. Jablonski	—	—	1,745	67,794
Michael A. Olson	—	—	734	28,471

(1)
All shares acquired were sold on the date of exercise. The value realized on exercise equals the difference between the option exercise price and the actual sale price of the common stock sold on the date of exercise.

(2)
Value realized on vesting is equal to the market price of the underlying securities at the vesting date.

Equity Compensation Plan Information

        We have one equity compensation plan under which shares are currently authorized for issuance, our 2005 Stock Incentive Plan (the "2005 Plan"). Our Amended and Restated 1996 Stock Option Plan (the "1996 Plan") expired by its terms on January 2, 2006, and no additional awards may be issued under the 1996 Plan. Each of our 1996 Plan and our 2005 Plan was approved by our stockholders prior to our initial public offering in 2005. We have no equity compensation plans that have not been approved by our stockholders. The following table provides information regarding securities authorized for issuance as of December 31, 2009 under our equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)(2)
Equity Compensation Plans Approved by Security Holders	945,857	$16.29	3,837,599
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	945,857	$16.29	3,837,599

(1)
Does not include 914,175 shares outstanding as of December 31, 2009 in the form of restricted stock awards issued under our 2005 Plan.

(2)
Reflects the issuance of restricted stock awards outstanding at December 31, 2009.

Compensation Discussion and Analysis

        The following compensation discussion and analysis summarizes our executive officer compensation policies for 2009.

  Elements and objectives of our executive compensation program.

        The objectives of our executive compensation program are to align compensation with our business objectives, individual performance and the interests of our shareholders; motivate and reward high levels of performance; recognize and reward the achievement of company-wide or departmental goals; and enable our firm to attract, retain and reward members of senior management who contribute to the long-term success of our company.

        To achieve those objectives, we seek to make decisions concerning executive compensation that establish incentives that will link executive officer compensation to our company's financial performance and provide a total compensation package that is competitive among comparable companies in the semiconductor industry.

        Our compensation package for our executive officers consists of three principal elements:

  •
  salary;

  •
  short-term incentive compensation in the form of annual discretionary cash bonuses; and

  •
  long-term equity-based incentive compensation, in the form of restricted stock awards.

        We have not adopted a formula to allocate total compensation among these various components. Each of the three principal elements of our executive compensation program is essential to meeting the program's overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives. Base salaries, which are the only fixed component of compensation, are used primarily to attract and retain executives responsible for our long-term success. Discretionary cash bonuses are "at-risk" compensation designed both to reward executives for the achievement of short-term corporate and individual goals and to attract and retain executives. Long-term equity-based incentive compensation is intended to align executive and stockholder interests, to motivate and reward executives for our long-term business success and to attract and retain executives responsible for this long-term success. Equity awards in the form of restricted stock awards reward value creation, as their benefit to the executive increases as our stock price increases. They also serve as retention tools due to their time-based vesting, thus increasing our ability to retain our executive officers.

        Our executive officers are also eligible to participate in other employee benefit plans, including health, life insurance and medical reimbursement plans and a 401(k) retirement plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans. They are also entitled to the use of a company-leased automobile or to receive an allowance to reimburse them for costs related to a comparable automobile owned or leased directly by the executive, a benefit that we also make available to other management-level employees.

  Executive compensation process.

        The compensation of our executive officers is discussed periodically by the compensation committee of our board of directors, which historically has made formal recommendations, generally on an annual basis, that are considered and acted upon by our board of directors. In February 2010, the charter of the compensation committee was amended to delegate to the committee authority to approve the compensation and benefits of our executive officers, without separate board approval. The discussion below describes the process as it occurred for 2009 and prior years.

        The annual compensation review process generally takes place in two stages. Prior to year end, salaries for the next year are recommended by the committee and approved by the board of directors. Awards to the executive officers of discretionary cash bonuses for the completed fiscal year and long-term equity-based incentive compensation are then recommended by the committee and approved by the board of directors during the first quarter, after the completion of the year.

        The compensation committee, which is comprised entirely of non-employee directors, each of whom our board of directors has determined is independent within the meaning of the rules of The Nasdaq Stock Market, LLC, met five times during 2009. The members of the compensation committee have substantial managerial experience and wide contacts in the semiconductor industry and in the broader technology industry, upon which they rely in formulating their recommendations to the board of directors.

        In making its salary decisions for 2009 in December 2008, the committee considered a September 2007 report by Presidio Pay Advisors, Inc. (the "2007 Presidio Report"),which summarized salary, short-term incentive and long-term equity compensation practices of 112 companies in the semiconductor industry. The committee considered the advisability of obtaining more current benchmarking data in connection with its year-end deliberations in 2008 and concluded that, given the rapidly changing conditions in the economy and in our industry, any available updated historical data would have limited usefulness in determining the competitiveness of our executive officers' salary levels for 2009.

        In connection with the awards of equity-based compensation for 2007 that we made in February 2008, and again in connection with our year-end executive compensation decisions made in December 2008, our compensation committee reviewed a study from Radford Surveys and Consulting ("Radford"), commissioned in early 2008 (the "2008 Radford Study"), that compared our executive officers' long-term incentive compensation with that of executives having comparable responsibilities in four groups of companies. The four comparison groups consisted of the Radford High Technology Executive Survey Group, consisting of 21companies in the semiconductor industry with annual revenues of $200 million or less (the "Survey Group"); five companies in the GaAs semiconductor industry, consisting of Anadigics Inc., RF Micro Devices Inc., Skyworks Solutions Inc., Triquint Semiconductor Inc., and WJ Communications (the "GaAs Group"); twelve analog and mixed signal semiconductor companies comparable in size to Hittite, consisting of Atheros Communications Inc., Entropic Communications, Micrel Inc., Microsemi Corp., Mindspeed Technologies Inc., Netlogic Microsystems Inc., Power Integrations Inc., SiRF Technology Holdings, Silicon Laboratories Inc., Semtech Corp., Supertex Inc., and Volterra Semiconductor Corp. (the "Comparable Size Analog and Mixed Signal Group"); and twelve analog and mixed signal semiconductor companies larger than Hittite, consisting of Analog Devices, Broadcom Corp., Exar Corp., Intl Rectifier Corp., Intersil Corp., Linear Technology Corp., Maxim Integrated Products, Microchip Technology Inc., National Semiconductor Corp., On Semiconductor Corp., PMC Sierra Inc., and Texas Instruments Inc.

        In connection with its consideration of the long-term equity incentive awards it approved in February 2010, the compensation committee also reviewed an updated equity compensation review commissioned by the committee from Radford in November 2009 (the "2009 Radford Study"), that analyzed equity-based compensation data for a peer group that combined the GaAs Group and the Comparable Size Analog and Mixed Signal Group.

        Presidio Pay Advisors and Radford Surveys and Consulting are independent compensation consultants and except as described herein have provided no other services to us or to our management

  Role of executive officers in establishing compensation.

        Our chief executive officer makes recommendations with regard to the compensation of our executive officers other than himself, which are reviewed by the compensation committee. Executive officers do not participate in the process of establishing their own annual compensation.

  Executive compensation for 2009.

        Salaries.    In setting salaries for our executive officers for 2009, we considered the salaries we paid our executive officers in prior years, information available to us regarding the salaries and overall compensation paid to persons having comparable responsibilities at other semiconductor companies with which we compete, as well as information concerning the responsibilities and compensation of other members of our senior management team. The committee considered the advisability of obtaining more current benchmarking data or updating the 2007 Presidio Report, and concluded that, given the rapidly changing conditions in the economy and in our industry in December 2008, any available updated historical data would have limited usefulness in determining the competitiveness of our executive officers' salary levels for 2009. The committee evaluated the experience, talents and capabilities of our executive officers and recommended salaries that it believed were commensurate with these attributes and that our executive officers would find attractive. The committee also took into account its view that, in general, executives having comparable levels of responsibility in our company should receive similar levels of base compensation. After considering these factors, for 2009 we increased the salaries of our executive officers, other than our chief executive officer, by amounts ranging from $10,000 to $12,000, or 5% to 6%. These increases were consistent with merit raises we awarded to our management employees generally for 2009.

        Bonuses.    In general, our cash bonuses are intended to provide short-term incentives by rewarding executive officers for their contribution to our performance for the past year. Our determinations are discretionary and the recommendations of our compensation committee are based primarily on the recommendations of our chief executive officer and judgments made by the committee members. The compensation committee's judgments are based in part on a review of each executive's performance in relation to objectives for that executive that are formulated by our chief executive officer at the beginning of the year and reviewed by the committee. While some of the factors the committee considers are quantifiable, in our view many less quantifiable forms of contribution are equally important and deserve considerable weight.

        For 2009 we did not award cash bonuses to any of our executive officers. This decision took into account the fact that our revenue for 2009 declined on a year-over-year basis and that we had implemented early in 2009 expense control measures, including the temporary suspension of our company matching contribution to our 401(k) plan. The committee also accorded substantial weight to Mr. Daly's recommendation that, in light of these factors and their impact on our workforce as a whole, bonuses for the executive management team were not appropriate. Although the compensation committee believed that our financial performance in 2009 compared favorably with that of other companies in our industry and that our executive officers had performed well in responding to the global recession and its impact on our business, the committee concurred in Mr. Daly's recommendation.

        As a result of our decisions to award no cash bonuses for 2009 and to suspend the company matching contribution to our 401(k) plan during 2009, the total cash compensation paid to or for the account of our executive officers in 2009 decreased compared to 2008 by approximately 5% to 20%.

        Restricted stock awards.    We believe that long-term equity-based incentives are important as a means of aligning the interests of management with shareholders' interest in the financial performance of our company and value of our stock, and also in recruiting and retaining qualified executives. Restricted stock awards under our 2005 Equity Incentive Plan are our primary form of long-term incentive compensation for our employees, including our executive officers. In order to provide a significant incentive to executive officers to remain with our firm and create long-term value for our shareholders, our restricted stock awards to employees vest over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant. Restrictions on transfer of outstanding restricted stock awards lapse as the restricted stock awards vest. Vesting is subject to partial acceleration in the event that there is a change in control of our company.

        Restricted stock awards for the 2008 performance year were awarded in December 2008. As a result, the stock awards reported for each executive officer in 2008 in the Summary Compensation Table above include both the award made in February 2008 for the 2007 performance year as well as the award made in December 2008 reflecting performance in 2008. In 2009 we awarded long-term equity-based incentive compensation during the first quarter following the end of the performance year, and thus no restricted stock awards were made in 2009.

        Awards to our named executive officers for the 2009 performance year were made in February 2010, and therefore are not included in the Summary Compensation Table or the Grants of Plan-Based Awards tables above, although they are described in footnotes to those tables. However, a discussion of our compensation committee's consideration of the February 2010 restricted stock awards is set forth below.

        In determining the amount of our long-term equity-based incentive awards to our executive officers in February 2010, the compensation committee principally considered the effectiveness of our equity-based compensation as a retention device. The committee sought to ensure that the value of our executive officers' outstanding unvested awards, taking into account the rate at which they are expected to vest over the next three to five years, is comparable or exceeding the 50th percentile of the Comparable Size Analog and Mixed Sized Group and the GaAs Group covered by the 2008 Radford Study. The committee also sought to eliminate discontinuities in the three to five-year vesting profile of outstanding awards held by our executive officers that could have the effect of undermining the retentive value of these long-term awards. Specifically, the committee took account of the fact that the unvested portion of most of the stock options held by our executive officers, consisting of two-thirds of the stock options awarded to them in connection with our initial public offering in 2005, will vest on the fifth anniversary of the offering in July 2010. The committee also noted that until recently, the value of annual long term equity grants to our executive officers had been below the 50th percentile of the Comparable Size Analog and Mixed Sized Group and the GaAs Group covered by the 2008 Radford Study.

        Based on these considerations, in February 2010 the compensation committee awarded to our named executive officers, other than our chief executive officer, long-term incentive compensation in the form of restricted stock award grants ranging from 15,000 to 30,000 shares of our common stock. The value of these awards in comparison to the awards for prior years was consistent with the committee's objective of reinforcing the retention value of our long-term equity-based incentive compensation. The committee believes that this objective has now been largely achieved.

        The committee took account of the fact that, in order to achieve the retention goals noted above, the February 2010 awards exceeded in value at the date of grant the 75th percentile level for awards to executives with comparable responsibilities reported in the 2009 Radford Study. However, the committee also noted that the average value of the restricted awards received by our executive officers since 2006, even including the 2010 awards, was comparable to or below the value of equity-based compensation reported at the 75th percentile in the 2009 Radford Study.

  Chief executive officer compensation.

        Consistent with our compensation policies for our other executive officers, our approach to the 2009 compensation of our chief executive officer, Stephen G. Daly, was to be competitive with comparable companies in the semiconductor industry. The salary for our chief executive officer is intended to provide him with a level of fixed compensation commensurate with his responsibilities and duration of employment with our company and competitive with salaries for officers holding similar positions with comparable companies in the semiconductor industry. After considering all these factors, we increased Mr. Daly's rate of salary from $300,000 in 2008 to $315,000 in 2009, representing a 5% increase, consistent with the merit increase awarded to our other executive officers. We awarded no cash bonus to Mr. Daly for 2009. This decision was consistent with Mr. Daly's recommendation that no executive officer, including himself, receive a cash bonus for 2009. Mr. Daly received a restricted stock award of 40,000 shares in February 2010. In addition to reflecting the considerations noted above, the greater magnitude of Mr. Daly's restricted stock award in relation to those received by the other named executive officers was in recognition of his broader responsibility for the achievement of our strategic plan.

  Section 162(m) of the Internal Revenue Code.

        Section 162(m) of the Internal Revenue Code limits our tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly compensated executive officers at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." Historically, none of our executive officers has received annual compensation in an amount that would be subject to limitation under Section 162(m). Our compensation committee's policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by us while simultaneously providing our executive officers with appropriate rewards for their performance.

 Compensation Committee Report

        Our compensation committee has submitted the following report for inclusion in this proxy statement:

        Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our committee's review and the discussions with management, our committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

                        Franklin Weigold, Chair
                        Ernest L. Godshalk
                        Adrienne M. Markham
                        Brian P. McAloon

INFORMATION ABOUT COMMON STOCK OWNERSHIP
AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

        The following table provides information about the beneficial ownership of our common stock as of April 1, 2010, by:

  •
  each person or entity known by us to own beneficially more than five percent of our common stock;

  •
  each of the named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after April 1, 2010 through the exercise of any option, warrant or otherwise, and includes shares subject to all outstanding restricted stock awards. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 30,227,912 shares of common stock outstanding as of April 1, 2010. Shares included in the "Right to Acquire" column represent shares subject to outstanding stock options or warrants exercisable within 60 days after April 1, 2010. The address of our executive officers and directors is in care of Hittite Microwave Corporation, 20 Alpha Road, Chelmsford, Massachusetts 01824.

	Shares Beneficially Owned
Names and Addresses of Beneficial Owners	Outstanding	Right to Acquire	Total	Percent
Dr. Yalcin Ayasli	3,108,810	—	3,108,810	10.43%
20 Alpha Road
Chelmsford, Massachusetts 01824
Ayasli Children LLC(1)	2,617,863		2,617,863	8.66%
20 Alpha Road
Chelmsford, Massachusetts 01824
Capital Research Global Investors(2)	2,290,000	—	2,290,000	7.58%
333 South Hope Street
Los Angeles, California 90071
BlackRock, Inc.(3)	1,529,375	—	1,529,375	5.06%
40 East 52nd Street
New York, New York 10022
Stephen G. Daly	87,676	—	87,676	*
William W. Boecke	66,122	—	66,122	*
Everett N. Cole, III	16,498	—	16,498	*
William Hannabach	29,241	11,666	40,907	*
Norman G. Hildreth, Jr.	64,144	—	64,144	*
Dong Hyun (Thomas) Hwang(4)	36,064	500	36,564	*
Brian J. Jablonski	42,786	166	42,952	*
Michael A. Olson	47,712	6,666	54,378	*
Ernest L. Godshalk	3,299	—	3,299	*
Rick D. Hess	7,534	15,000	22,534	*
Adrienne M. Markham	3,299	—	3,299	*
Brian P. McAloon	3,299	—	3,299	*
Cosmo S. Trapani	4,534	—	4,534	*
Franklin Weigold	31,644	—	31,644	*
All current executive officers and directors as a group (14 persons)

*
Less than one percent

(1)
Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 16, 2010. The amended report stated that:

•
Ayasli Children LLC is the record holder of 2,617,863 shares of Common Stock. Dr. Yalcin Ayasli, in his capacity as manager of the LLC, has the power to vote and dispose of the shares of Common Stock held by the LLC.

(2)
Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 11, 2010. The amended report stated that:

•
One or more clients of Capital Research Global Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Hittite Microwave Corporation. Capital Research Global Investors holds more than five percent of the outstanding Common Stock of Hittite Microwave Corporation as of December 31, 2009 on behalf of SMALLCAP World Fund, Inc.

(3)
Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on January 29, 2010. The report states that:

•
BlackRock, Inc. reported a greater than 5% holding of Hittite Microwave Company as the parent of its subsidiaries BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC, BlackRock International Ltd.

(4)
Mr. Hwang shares joint voting power with his spouse, Mikyung Jung, with respect to 6,559 shares which are held in a joint trust account.

Stock Ownership Policy

        We have adopted a stock ownership policy for our executive officers and members of our board of directors. Under our stock ownership policy for executive officers, our chief executive officer is expected to acquire and hold at least that number of shares of our common stock as has an aggregate market value of no less than three times his current annual rate of salary and each other executive officer is expected to acquire and hold that number of shares as has an aggregate market value of not less than one times his current annual rate of salary. Under our stock ownership policy for directors, each director is expected to acquire and hold that number of shares as has an aggregate market value of not less than $200,000.

        We expect our officers to attain their stock ownership targets within five years of their first appointment as executive officers or, if later, by December 31, 2014. We expect our directors to attain their stock ownership targets within five years of the date of their first election to the board, or, if later, by December 31, 2012.

        Until his or her stock ownership target is met, each executive officer and director is expected to retain at least two-thirds of the net shares that vest under any restricted stock award or that are acquired upon exercise of any option, after deducting shares withheld, sold or otherwise necessary to offset the payment of any exercise price or tax obligations. This retention requirement is limited, in the case of executive officers, to awards made in 2010 and thereafter. If the value of vested shares held by an officer or director who has met the applicable stock ownership target drops below the target due to a subsequent decline in our stock price, the retention requirement is reinstated until the applicable target is again met.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent shareholders are also required to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2009 our directors, officers and ten-percent shareholders complied with all applicable Section 16(a) filing requirements, with the exceptions noted below.

  •
  One late Form 4 report was filed for William W. Boecke regarding the disposition to us of 696 shares of common stock to satisfy tax withholding obligations.

  •
  One late Form 4 report was filed for Stephen G. Daly regarding the disposition to us of 1,270 shares of common stock to satisfy tax withholding obligations.

  •
  One late Form 4 report was filed for Rick D. Hess regarding the acquisition of 50,000 shares of common stock.

  •
  One late Form 4 report was filed for Brian J. Jablonski regarding the disposition to us of 529 shares of common stock to satisfy tax withholding obligations.

  •
  One late Form 4 was filed for Michael A. Olson regarding the disposition to us of 212 shares of common stock to satisfy tax withholding obligations.

  •
  Two late Form 4s were filed for Ayasli Children LLC regarding the sale of 11,100 shares and 12,000 shares of common stock, respectively.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS

Audit Committee Report

        The primary role of our audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to shareholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the board, and the audit process and the independent auditors' qualifications, independence and performance.

        Management is responsible for establishing and maintaining the company's system of internal controls and for preparation of the company's financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent auditors, and has also met separately with our independent auditors, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

        The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2009 with management and the independent auditors. As part of this review, the audit committee discussed with PricewaterhouseCoopers the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The audit committee has received from PricewaterhouseCoopers a written statement describing all relationships between that firm and Hittite that might bear on the auditors' independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The audit committee has discussed the written statement with the independent auditors, and has considered whether the independent auditors' provision of any consultation and other non-audit services to Hittite is compatible with maintaining the auditors' independence.

        Based on the above-mentioned reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors that Hittite's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission.

Cosmo S. Trapani, Chair Rick D. Hess Ernest L. Godshalk

Our Auditors

        PricewaterhouseCoopers LLP have been selected by the audit committee of the board of directors as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2010. PricewaterhouseCoopers also served as our auditors in 2009. We expect that representatives of PricewaterhouseCoopers will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

 Fees for Professional Services

        The following is a summary of the fees for professional services rendered by PricewaterhouseCoopers LLP for 2009 and 2008:

	Fees
Fee category	2009	2008
Audit fees	$544,847	$578,742
Audit-related fees	—	—
Tax fees	138,654	237,505
All other fees	7,362	5,096

Total Fees	$690,863	$821,343

        Audit fees.    Audit fees represent fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements and related expenses.

        Audit-related fees.    Audit-related fees represent fees for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements, including consultation on accounting standards or accounting for specific transactions.

        Tax fees.    Tax fees represent fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning and related expenses. These services include assistance with the preparation of federal, state, and foreign income tax returns.

        All other fees.    All other fees represent fees for products and services provided by PricewaterhouseCoopers LLP, other than those disclosed above.

Pre-Approval Policies and Procedures

        Our audit committee approves each engagement for audit or non-audit services before we engage PricewaterhouseCoopers LLP to provide those services. All audit and non-audit services require pre-approval by the audit committee.

        Our audit committee's pre-approval policies or procedures do not allow our management to engage PricewaterhouseCoopers LLP to provide any specified services without specific audit committee preapproval of the engagement for those services. All of the services provided by PricewaterhouseCoopers LLP during 2009 were pre-approved.

Whistleblower Procedures

        Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our code of ethics. See "Our Board of Directors and Executive Officers—Code of Ethics."

 OTHER MATTERS

Other Business

        Neither we nor our board of directors intends to propose any matters of business at the meeting other than those described in this proxy statement. Neither we nor our board know of any matters to be proposed by others at the meeting.

Stockholder Proposals for 2011 Annual Meeting

        A stockholder who intends to present a proposal at the 2011 annual meeting of stockholders for inclusion in our 2011 proxy statement must submit the proposal by January 20, 2011. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the Securities and Exchange Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement.

        In addition, under our bylaws, for a stockholder's proposal to be brought before the 2011 annual meeting of our stockholders, the stockholder must give written notice to our Secretary at the address specified above not less than sixty (60) days and not more than ninety (90) days prior to the date set for the annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if the annual meeting of stockholders is to be held on a date prior to the second Wednesday in June, which will be June 8, 2011, and if less than seventy (70) days' notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the date on which notice of the date of the annual meeting was mailed or the day on which public disclosure was made of the date of the annual meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

HITTITE MICROWAVE CORPORATION

May 6, 2010

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1. Election of Directors -The following persons have been nominated for election for a one-year term.

NOMINEES :

☐	FOR ALL NOMINEES	☐ Stephen G. Daly
☐ Ernest L. Godshalk
	WITHHOLD AUTHORITY	☐ Rick D. Hess
☐	FOR ALL NOMINEES	☐ Adrienne M. Markham
☐ Brian P. McAloon
	FOR ALL EXCEPT	☐ Cosmo S. Trapani
☐	(See instructions below)	☐ Franklin Weigold

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

	FOR	AGAINST	ABSTAIN
Proposal 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

HITTITE MICROWAVE CORPORATION

20 Alpha Road
Chelmsford, Massachusetts 01824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen G. Daly and William W. Boecke as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Hittite Microwave Corporation held of record by the undersigned on April 1, 2010, at the Annual Meeting of Stockholders to be held at the office of Foley Hoag LLP at Bay Colony Corporate Center, 1000 Winter Street, Waltham, Massachusetts 02451, on May 6, 2010, at 10:00 a.m. local time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

2